Exhibit 99.2

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this Annual Report. Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation the disclosures made in Item 1A of Part I of this Annual Report under the caption “Risk Factors.”

Risk factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: our ability to remain a going concern; our ability to raise more funds to meet our capital needs; our dependence upon the large carrier customers for a significant portion of our revenues; deriving revenues from a small number of customers and products; changes in demand for our products; our failure to successfully compete; changes in technology; our entry into new markets; failure of our customers to adopt new technologies; loss of key personnel; the availability of third party intellectual property and licenses; failure to maintain strategic relationships with our customers; potential fluctuations in quarterly results; our failure to protect intellectual property; exposure to intellectual property claims; undetected software defects; security and privacy breaches in our systems or interruptions or delays in the services we provide which could damage client relations; doing business internationally; and being delisted from the NASDAQ.

Introduction and Overview

Smith Micro provides software solutions to simplify and enhance the mobile experience. As a leader in wireless connectivity, our applications ensure the best Quality of Experience for mobile users while optimizing networks for wireless service providers and enterprises.  Using our intelligent policy-on-device platform, along with premium voice, video and content monetization services, we create new opportunities to engage consumers and capitalize on the growth of connected devices.  In addition to wireless and mobility software, Smith Micro develops and distributes personal, professional, and educational productivity and graphics products and tools for consumers, artists, animators and designers worldwide.

Over the past three decades, the Company has developed deep expertise in embedded software for networked devices, policy-based management platforms, and highly-scalable mobile applications and hosted services.  For organizations struggling to reduce costs and complexity in the fragmented, rapidly evolving mobile market, Smith Micro offers proven solutions that increase reliability and efficiency while accelerating delivery and value of mobile services to consumers.

During fiscal year 2016, we experienced a significant decrease in our revenues primarily due to our largest customer, Sprint, terminating a contract for one of our products.  Even with our two acquisitions and the pipeline of new potential deals, our revenues have been slow to materialize.  As such, we had to implement a significant restructuring plan during the fourth quarter of fiscal year 2016.  We also impaired one of our acquired intangible assets.

We have continued to restructure during the first fiscal quarter of 2017 in order to align our expenses with our current short-term revenue projections.  Overall, we have reduced our quarterly expenses by approximately $3.5 million.  We believe that these actions, along with closing some significant new deals, will soon return us to profitability.

Results of Operations

Revenues to Sprint and their respective affiliates in the Wireless business segment accounted for 62.6% of the Company’s total revenues for the fiscal year 2016. Revenues to FastSpring in the Graphics business segment accounted for 13.5% of the Company’s total revenues for the fiscal year 2016.  Revenues to Sprint and their respective affiliates in the Wireless business segment accounted for 65.4% of the Company’s total revenues for the fiscal year 2015. Revenues to FastSpring in the Graphics business segment accounted for 11.3% of the Company’s total revenues for the fiscal year 2015.  Revenues to Sprint and their respective affiliates in the Wireless business segment accounted for 68.0% of the Company’s total revenues for the fiscal year 2014. Revenues to FastSpring in the Graphics business segment accounted for 11.2% of the Company’s total revenues for the fiscal year 2014.  These two customers

Exhibit 99.2

accounted for 80%, 83%, and 87% of accounts receivable for the years ended December 31, 2016, 2015, and 2014, respectively.

The following table sets forth certain consolidated statement of comprehensive loss data as a percentage of total revenues for the periods indicated:

	Year Ended December 31,
	2016	2015	2014
Revenues	100.0%	100.0%	100.0%
Cost of revenues	26.8	20.6	25.2
Gross profit	73.2	79.4	74.8
Operating expenses:
Selling and marketing	34.0	22.5	25.9
Research and development	56.3	35.1	38.4
General and administrative	36.6	28.2	35.7
Restructuring expenses	1.1	—	6.6
Long-lived asset impairment	1.5	—	—
Total operating expenses	129.5	85.8	106.6
Operating loss	(56.3)	(6.4)	(31.8)
Change in carrying value of contingent liability	2.4	—	—
Interest expense	(1.1)	—	—
Other expense	(0.1)	—	—
Loss before provision for income taxes	(55.1)	(6.4)	(31.8)
Provision for income tax expense (benefit)	(0.8)	0.2	0.1
Net loss	(54.3)%	(6.6)%	(31.9)%

Revenues and Expense Components

The following is a description of the primary components of our revenues and expenses:

Revenues. Revenues are net of sales returns and allowances. Our operations are organized into two business segments:

•	Wireless, which includes our NetWise®, CommSuite®, SafePath™, and QuickLink®, family of products; and
•	Graphics, which includes our consumer-based products: Poser®, Moho™ (formerly Anime Studio®), Clip Studio Paint® (formerly Manga Studio®), MotionArtist®, and StuffIt®.

The following table shows the revenues generated by each business segment (in thousands):

	Year Ended December 31,
	2016	2015	2014
Wireless	$23,086	$33,553	$31,276
Graphics	5,149	5,954	5,703
Total revenues	28,235	39,507	36,979
Cost of revenues	7,564	8,152	9,317
Gross profit	$20,671	$31,355	$27,662

Cost of revenues. Cost of revenues consists of direct product and assembly, maintenance, data center, royalties, and technical support expenses.

Selling and marketing. Selling and marketing expenses consist primarily of personnel costs, advertising costs, sales commissions, trade show expenses, and the amortization of certain intangible assets.  These expenses vary significantly from quarter to quarter based on the timing of trade shows and product introductions.

Exhibit 99.2

Research and development. Research and development expenses consist primarily of personnel and equipment costs required to conduct our software development efforts.  It also includes the amortization of certain intangible assets.

General and administrative. General and administrative expenses consist primarily of personnel costs, professional services and fees paid for external service providers, space and occupancy costs, and legal and other public company costs.

Change in carrying value of contingent liability. The change in the carrying value of the Pennsylvania grant liability.

Interest income (expense), net. Interest expense is primarily related to interest on our debt, and the credit-adjusted risk-free interest rate used to measure our operating lease termination liabilities in restructuring.

Other income (expense), net. Other income (expense) is primarily related to fixed assets disposals.

Provision for income tax expense (benefit). The Company accounts for income taxes as required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 740, Income Taxes.  This statement requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company’s financial statements or tax returns.  Measurement of the deferred items is based on enacted tax laws.  In the event the future consequences of differences between financial reporting bases and tax bases of the Company’s assets and liabilities result in a deferred tax asset, we are required to evaluate the probability of being able to realize the future benefits indicated by such asset.  The deferred tax assets are reduced by a valuation allowance if, based upon all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Establishing, reducing or increasing a valuation allowance in an accounting period generally results in an increase or decrease in tax expense in the statement of operations. We must make significant judgments to determine the provision for income taxes, deferred tax assets and liabilities, unrecognized tax benefits, and any valuation allowance to be recorded against deferred tax assets.  Because of our loss position, the current provision for income tax expense consists of state income tax minimums, foreign tax withholdings, and foreign income taxes. After consideration of the Company’s continuing cumulative loss position as of December 31, 2016, the Company retained a valuation allowance related to its U.S.-based deferred tax assets of $76.3 million at December 31, 2016.  During fiscal year 2016, the valuation allowance on deferred tax assets increased by $1.4 million, decreased by $0.8 million in fiscal year 2015, and increased by $3.2 million during fiscal year 2014.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

Revenues. Revenues of $28.2 million for fiscal year 2016 decreased $11.3 million, or 28.5%, from $39.5 million for fiscal year 2015. Wireless revenues of $23.1 million decreased $10.5 million, or 31.2%.  The decrease was primarily due to Sprint which decreased $8.2 million due to the termination of the NetWise and connection manager business, the Cable/MSO business which decreased $1.1 million due to slower customer rollouts, and the continued decline of our legacy connection manager business which decreased $1.2 million.  We continue to pursue some large opportunities, and we expect to start seeing revenues from our acquisitions made in fiscal year 2016.  But since these are new customers, markets, and products, the rate of adoption and deployment is unknown at this time, causing material uncertainty regarding the timing of our future wireless revenues. Graphics sales decreased $0.8 million, or 13.5%, primarily due to lower customer demand for most of our products except Moho, which increased 12% year-over-year.

Cost of revenues. Cost of revenues of $7.5 million for fiscal year 2016 decreased $0.6 million, or 7.2%, from $8.1 million for fiscal year 2015.  This decrease was primarily due to the lower revenues, lower maintenance costs, and lower spending.

Gross profit. Gross profit of $20.7 million or 73.2% of revenues for fiscal year 2016 decreased $10.7 million, or 34.1%, from $31.4 million, or 79.4% of revenues for fiscal year 2015. The 6.2 percentage point decrease was primarily due to the decreased revenues.

Selling and marketing. Selling and marketing expenses of $9.6 million for fiscal year 2016 increased $0.7 million, or 8.0%, from $8.9 million for fiscal year 2015. This increase was primarily due to the Birdstep acquisition of $0.5 million and increased advertising of $0.1 million.  The amortization of intangible assets resulting from the Birdstep and

Exhibit 99.2

iMobileMagic acquisitions was $0.2 million.  Stock-based compensation of $0.3 million in 2016 decreased by $0.1 million from 2015.

Research and development. Research and development expenses of $15.9 million for fiscal year 2016 increased $2.0 million, or 14.7%, from $13.9 million for fiscal year 2015. This increase was primarily due to the Birdstep and iMobileMagic acquisitions of $1.2 million and other headcount additions during the year of $1.2 million.  They were partially offset by reduced spending in other areas of $0.2 million.  Stock-based compensation was $0.5 million in fiscal year 2016, a decrease of $0.2 million from fiscal year 2015.

General and administrative. General and administrative expenses of $10.3 million for fiscal year 2016 decreased $0.8 million, or 6.9%, from $11.1 million for fiscal year 2015. This decrease was primarily due to lower depreciation of $0.7 million and cost reductions of $0.2 million, partially offset by increased travel of $0.3 million, acquisition costs of $0.2 million, and legal fees of $0.1 million.  Stock-based compensation expense decreased from $1.2 million to $0.7 million, or $0.5 million.

Restructuring expenses.  Restructuring expense was $0.3 million for fiscal year 2016 due to one-time employee terminations of $0.2 million and other expenses of $0.1 million.  There were no restructuring expenses in 2015.

Long-lived asset impairment.  An intangible asset was impaired that resulted in a charge to the statement of operations of $0.4 million in fiscal year 2016.  There were no impairment charges in 2015.

Change in carrying value of contingent liability.  The change in the carrying value of the Pennsylvania grant liability was income of $0.7 million for fiscal year 2016.

Interest income (expense), net.  Interest expense was $0.3 million for fiscal year 2016 due to the issuance of notes payable on September 6, 2016 and the credit-adjusted risk-free interest rate used to measure our operating lease termination liabilities in restructuring.

Provision for income tax expense. The Company accounts for income taxes as required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 740, Income Taxes.  This statement requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company’s financial statements or tax returns.  Measurement of the deferred items is based on enacted tax laws.  In the event the future consequences of differences between financial reporting bases and tax bases of the Company’s assets and liabilities result in a deferred tax asset, we are required to evaluate the probability of being able to realize the future benefits indicated by such asset.  The deferred tax assets are reduced by a valuation allowance if, based upon all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Establishing, reducing or increasing a valuation allowance in an accounting period generally results in an increase or decrease in tax expense in the statement of operations. We must make significant judgments to determine the provision for income taxes, deferred tax assets and liabilities, unrecognized tax benefits, and any valuation allowance to be recorded against deferred tax assets.  Because of our loss position, the current provision for income tax expense consists of state income tax minimums, foreign tax withholdings, and foreign income taxes. After consideration of the Company’s continuing cumulative loss position as of December 31, 2016, the Company retained a valuation allowance related to its U.S.-based deferred tax assets of $76.4 million at December 31, 2016.  During fiscal year 2016, the valuation allowance on deferred tax assets increased by $1.5 million and decreased by $0.8 million during fiscal year 2015.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Revenues. Revenues of $39.5 million for fiscal year 2015 increased $2.5 million, or 6.8%, from $37.0 million for fiscal year 2014. Wireless revenues of $33.6 million increased $2.3 million, or 7.3%, primarily due to higher sales of NetWise of $3.9 million due to our new business at Comcast and higher revenue from Sprint.  CommSuite revenues increased $0.7 million primarily due to Sprint.  These increases were partially offset by decreases in our legacy connection manager business of $2.0 million.  Graphics sales increased $0.2 million, or 4.4%, primarily due to high customer demand for our Manga and Clip Studio products.

Exhibit 99.2

Cost of revenues. Cost of revenues of $8.1 million for fiscal year 2015 decreased $1.2 million, or 12.5%, from $9.3 million for fiscal year 2014.  This decrease was primarily due to cost reduction savings as a result of our 2014 restructuring and lower spending.

Gross profit. Gross profit of $31.4 million or 79.4% of revenues for fiscal year 2015 increased $3.7 million, or 13.4%, from $27.7 million, or 74.8% of revenues for fiscal year 2014. The 4.6 percentage point increase was primarily due to the increased revenues and cost reduction savings.

Selling and marketing. Selling and marketing expenses of $8.9 million for fiscal year 2015 decreased $0.7 million, or 6.9%, from $9.6 million for fiscal year 2014. This decrease was primarily due to headcount reductions of $0.6 million and other cost reductions of $0.1 million.  Stock-based compensation remained flat at $0.3 million for both 2015 and 2014.

Research and development. Research and development expenses of $13.9 million for fiscal year 2015 decreased $0.3 million, or 2.3%, from $14.2 million for fiscal year 2014. This decrease was primarily due to headcount reductions of $0.6 million partially offset by patent-related legal expenses.  Stock-based compensation remained flat at $0.7 million for both 2015 and 2014.

General and administrative. General and administrative expenses of $11.1 million for fiscal year 2015 decreased $2.1 million, or 15.8%, from $13.2 million for fiscal year 2014. This decrease was primarily due to lower depreciation of $0.6 million, lower space and occupancy costs of $0.5 million, headcount reductions of $0.5 million, and lower legal fees of $0.2 million.  Stock-based compensation expense decreased from $1.5 million to $1.2 million, or $0.3 million.

Restructuring expenses.  No restructuring expenses were recorded in 2015.  Restructuring expense was $2.4 million for fiscal year 2014 due to one-time employee terminations of $1.3 million of non-cash stock-based compensation and $0.4 million of severance costs, $0.6 million for lease terminations, and $0.1 million of other related expenses.

Provision for income tax expense.  We recorded income tax expense of $68,000 and $49,000 for fiscal years 2015 and 2014, respectively, primarily related to foreign income taxes.

Liquidity and Capital Resources

Going Concern Evaluation

In connection with preparing consolidated financial statements for the year ended December 31, 2016, management evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about the Company’s ability to continue as a going concern within one year from the date that the financial statements are issued.

The Company considered the following:

•	Operating losses for seven consecutive quarters.
•	Negative cash flow from operating activities for three consecutive quarters.
•	Depressed stock price resulting in being non-compliant with NASDAQ listing rules to maintain a stock price of $1.00/share resulting in the necessity to execute a 1:4 reverse stock split.
•	Loss of 32% of business from our number one customer, Sprint, in fiscal year 2016 versus fiscal year 2015.

Ordinarily, conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern relate to the entity’s ability to meet its obligations as they become due.

Exhibit 99.2

The Company evaluated its ability to meet its obligations as they become due within one year from the date that the financial statements are issued by considering the following:

•	The Company raised $4.0 million of debt financing during the year ended December 31, 2016.
•	The Company has been able to raise capital from short-term loans from its Board members.
•

As a result of the Company’s restructuring that was implemented during the three months ended December 31, 2016, and again during the first quarter of fiscal 2017, the Company’s cost structure is now in line with its current baseline revenue projections.

Management believes that the Company will generate enough cash from operations to satisfy its obligations for the next twelve months from the issuance date.

The Company will take the following actions if it starts to trend unfavorable to its internal profitability and cash flow projections, in order to mitigate conditions or events that would raise substantial doubt about its ability to continue as a going concern:

•	Raise additional capital through short-term loans.
•	Implement additional restructuring and cost reductions.
•	Raise additional capital through a private placement.
•	Secure a commercial bank line of credit.
•	Dispose of one or more product lines.
•	Sell or license intellectual property.

At December 31, 2016, we had $2.2 million in cash and cash equivalents and $2.4 million of working capital.

Operating Activities

In 2016, net cash used in operating activities was $11.5 million primarily due to our net loss adjusted for non-cash items of $12.6 million, decreases of accounts payable and accrued liabilities of $2.0 million and a decrease of deferred revenue of $0.8 million.  This usage was partially offset by a decrease of accounts receivable of $3.4 million, prepaid assets of $0.3 million, and a decrease of other assets of $0.2 million.

In 2015, net cash used in operating activities was $0.1 million primarily due to decreases in accounts payable and accrued expenses of $1.4 million and decreases in deferred revenue of $1.0 million. This usage was partially offset by our net loss adjusted for depreciation, amortization, non-cash stock-based compensation, inventory and accounts receivable reserves of $1.5 million, income tax refunds of $0.7 million, and decreases in other prepaid assets of $0.1 million.

In 2014, net cash used in operations was $6.8 million primarily due to our net loss adjusted for depreciation, amortization, non-cash stock-based compensation, inventory, and accounts receivable reserves of $4.7 million, decreases in accounts payable and accrued expenses of $2.2 million, and an increase in accounts receivable of $1.0 million.  This usage was partially offset by an increase in deferred revenue of $1.0 million and a decrease in prepaid expenses of $0.1 million.

Investing Activities

In 2016, cash provided by investing activities was $1.1 million due to the proceeds from the sale of short-term investments of $4.1 million, partially offset by the acquisition of Birdstep of $1.9 million, the acquisition of iMobileMagic of $0.6 million, and capital expenditures of $0.5 million.

In 2015, cash used by investing activities were for the purchase of short-term investments of $1.2 million and capital expenditures of $0.1 million.

Exhibit 99.2

In 2014, cash used by investing activities was de minimis as the sale of short-term investments of $0.2 million was offset by capital expenditures of $0.2 million.

Financing Activities

In 2016, cash provided by financing activities was $3.8 million due to the net proceeds from the issuance of debt instruments.

In 2015, cash provided by financing activities was de minimis as a result of cash received from the sale of stock for our employee stock purchase plan and the exercise of stock options.

In 2014, cash provided by financing activities was $5.3 million.  We received $5.2 million from the sale of our common stock in a private placement.  We also received $21,000 from the stock sale for the employee stock purchase plan and $6,000 from the exercise of stock options.

Contractual Obligations and Commercial Commitments

The following table summarizes our contractual obligations as of December 31, 2016 (in thousands):

	Payments due by period
		Less than			More than
Contractual obligations:	Total	1 year	1-3 years	3-5 years	5 years
Operating lease obligations	$10,189	$2,363	$4,385	$3,408	$33
Notes payable	4,000	—	4,000	—	—
Purchase obligations	776	776	—	—	—
Pennsylvania state grant note	343	69	206	68	—
Total	$15,308	$3,208	$8,591	$3,476	$33

During our normal course of business, we have made certain indemnities, commitments, and guarantees under which we may be required to make payments in relation to certain transactions. These include: intellectual property indemnities to our customers and licensees in connection with the use, sale and/or license of our products; indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease; indemnities to vendors and service providers pertaining to claims based on the negligence or willful misconduct; indemnities involving the accuracy of representations and warranties in certain contracts; and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware. We may also issue a guarantee in the form of a standby letter of credit as security for contingent liabilities under certain customer contracts. The duration of these indemnities, commitments and guarantees varies, and in certain cases, may be indefinite. The majority of these indemnities, commitments and guarantees may not provide for any limitation of the maximum potential for future payments we could be obligated to make. We have not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets.

Real Property Leases

Our corporate headquarters, including our principal administrative, sales and marketing, customer support, and research and development facility, is located in Aliso Viejo, California, where we currently lease and occupy approximately 24,688 square feet of space pursuant to lease that expires on May 31, 2019.  We lease approximately 55,600 square feet in Pittsburgh, Pennsylvania under a lease that expires December 31, 2021.  Commencing February 1, 2015, we entered into an agreement to sublease 19,965 square feet of that space through the expiry date.  Internationally, we lease approximately 6,300 square feet in Belgrade, Serbia under a lease that expires December 31, 2021.  We lease approximately 6,900 square feet in Stockholm, Sweden under a lease that expires May 31, 2019.  We lease approximately 3,200 square feet in Braga, Portugal under a lease that expires July 31, 2018.

We lease an additional 19,100 square feet in Aliso Viejo, California under a lease that expires January 31, 2022.  In August 2014, we signed an addendum to sublease all of this space commencing on September 15, 2014 for a three-

Exhibit 99.2

year period, with two, two-year renewal options.  The remaining lease expense, net of sublease income, has been accrued for in our 2013 restructuring liability account.

We lease approximately 15,300 square feet in Watsonville, California under a lease that expires September 30, 2018.  In March 2014, we signed an addendum to sublease all of this space commencing on May 1, 2014.  We continued to pay our current monthly rent through June 30, 2014.  Beginning on July 1, 2014, we are paying the landlord a minimum amount of rent, with annual escalations, through the end of the lease.  This lease expense has been accrued for in our 2013 restructuring liability account.  We now occupy a very small facility in Santa Cruz, California and are paying month-to-month rent.

Off-Balance Sheet Arrangements

As of December 31, 2016, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our discussion and analysis of results of operations, financial condition, and liquidity are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may materially differ from these estimates under different assumptions or conditions. On an on-going basis, we review our estimates to ensure that they appropriately reflect changes in our business or new information as it becomes available.

We believe the following critical accounting policies affect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

Revenue Recognition

We currently report our net revenues under two operating groups: Wireless and Graphics. Within each of these groups software revenue is recognized based on the customer and contract type. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed and determinable, and collectability is probable as required by FASB ASC Topic No. 605-985, Revenue Recognition-Software.  We recognize revenues from sales of our software to our customers or end users as completed products are shipped and title passes; or from royalties generated as authorized customers duplicate our software, if the other requirements are met. If the requirements are not met at the date of shipment, revenue is not recognized until these elements are known or resolved. For Wireless sales, returns from customers are limited to defective goods or goods shipped in error. Historically, customer returns have not exceeded the very nominal estimates and reserves. We also provide some technical support to our customers. Such costs have historically been insignificant.

We have a few multiple element agreements for which we have contracted to provide a perpetual license for use of proprietary software, to provide non-recurring engineering, and in some cases, to provide software maintenance (post contract support). For these software and software-related multiple element arrangements, we must: (1) determine whether and when each element has been delivered; (2) determine whether undelivered products or services are essential to the functionality of the delivered products and services; (3) determine the fair value of each undelivered element using vendor-specific objective evidence (“VSOE”), and (4) allocate the total price among the various elements. VSOE of fair value is used to allocate a portion of the price to the undelivered elements and the residual method is used to allocate the remaining portion to the delivered elements. Absent VSOE, revenue is deferred until the earlier of the point at which VSOE of fair value exists for any undelivered element or until all elements of the arrangement have been delivered. However, if the only undelivered element is post contract support, the entire arrangement fee is recognized ratably over the performance period. We determine VSOE for each element based on historical stand-alone sales to third parties or from the stated renewal rate for the elements contained in the initial arrangement. In determining VSOE, we require that a substantial majority of the selling prices for a product or service

Exhibit 99.2

fall within a reasonably narrow pricing range.  We have established VSOE for our post contract support services and non-recurring engineering.

On occasion, we enter into fixed fee arrangements, i.e. for trials, in which customer payments are tied to the achievement of specific milestones. Revenue for these contracts is recognized based on customer acceptance of certain milestones as they are achieved.  We also enter hosting arrangements that sometimes include up-front, non-refundable set-up fees.  Revenue is recognized for these fees over the term of the agreement.

For Graphics sales, management reviews available retail channel information and makes a determination of a return provision for sales made to distributors and retailers based on current channel inventory levels and historical return patterns. Certain sales to distributors or retailers are made on a consignment basis.  Revenue for consignment sales are not recognized until sell through to the final customer is established. Certain revenues are booked net of revenue sharing payments. Sales directly to end users are recognized upon shipment. End users have a thirty-day right of return, but such returns are reasonably estimable and have historically been immaterial. We also provide technical support to our customers. Such costs have historically been insignificant.

Sales Incentives

For our Graphics sales, the cost of sales incentives the Company offers without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction is accounted for as a reduction of revenue as required by FASB ASC Topic No. 605-50, Revenue Recognition-Customer Payments and Incentives.  We use historical redemption rates to estimate the cost of customer incentives.  Total sales incentives were $0.3 million, $0.2 million, and $0.5 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

We sell our products worldwide.  We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer’s current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers.  We estimate credit losses and maintain an allowance for doubtful accounts reserve based upon these estimates.  While such credit losses have historically been within our estimated reserves, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past.  If not, this could have an adverse effect on our consolidated financial statements.

Intangible Assets and Amortization

Amortization expense related to other intangibles acquired in acquisitions is calculated on a straight line basis over the useful lives.

Impairment or Disposal of Long Lived Assets

Long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable.  They are tested for recoverability using undiscounted cash flows to determine whether or not impairment to such value has occurred as required by FASB ASC Topic No. 360, Property, Plant, and Equipment.  The Company determined there was no impairment as of December 31, 2016 and 2015.

Exhibit 99.2

Valuation of Goodwill and Intangible Assets

The Company accounts for goodwill and intangible assets as required by FASB ASC Topic No. 350, Intangibles-Goodwill and Other.  This statement requires us to periodically assess the impairment of our goodwill and intangible assets, which requires us to make assumptions and judgments regarding the carrying value of these assets. These assets are considered to be impaired if we determine that their carrying value may not be recoverable based upon our assessment of the following events or changes in circumstances:

•	a determination that the carrying value of such assets cannot be recovered through undiscounted cash flows;
•	loss of legal ownership or title to the assets;
•	significant changes in our strategic business objectives and utilization of the assets; or
•	the impact of significant negative industry or economic trends.

If the intangible assets are considered to be impaired, the impairment we recognize is the amount by which the carrying value of the intangible assets exceeds the fair value of the intangible assets. In addition, we base the useful lives and the related amortization expense on our estimate of the useful life of the intangible assets. Due to the numerous variables associated with our judgments and assumptions relating to the carrying value of our intangible assets and the effects of changes in circumstances affecting these valuations, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, we may change our estimate, in which case, the likelihood of a material change in our reported results would increase.  The Company recognized an impairment loss of $0.4 million in the three and twelve months ended December 31, 2016 related to an intangible asset acquired from our Birdstep acquisition.

We review the recoverability of the carrying value of goodwill at least annually or whenever events or circumstances indicate a potential impairment. Our annual impairment testing date is December 31. Recoverability of goodwill is determined by comparing the estimated fair value of our reporting units to the carrying value of the underlying net assets in the reporting units. If the estimated fair value of a reporting unit is determined to be less than the fair value of its net assets, goodwill is deemed impaired and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the difference between the estimated fair value of the reporting unit and the fair value of its other assets and liabilities. We determined that we did not have any impairment of goodwill at December 31, 2016.

Derivatives

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic No. 480, Distinguishing Liabilities From Equity and FASB ASC Topic No. 815, Derivatives and Hedging.  Derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as adjustments to fair value of derivatives. The effects of interactions between embedded derivatives are calculated and accounted for in arriving at the overall fair value of the financial instruments.

Internal Software Development Costs

Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established.  The Company considers technological feasibility to be established when all planning, designing, coding, and testing has been completed according to design specifications.  After technological feasibility is established, any additional costs are capitalized.  Through December 31, 2016, software has been substantially completed concurrently with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

Income Taxes

We account for income taxes as required by FASB ASC Topic No. 740, Income Taxes. This Topic clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Topic also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The Topic requires an entity to recognize the

Exhibit 99.2

financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination.  The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  In addition, the Topic permits an entity to recognize interest and penalties related to tax uncertainties either as income tax expense or operating expenses.  The Company has chosen to recognize interest and penalties related to tax uncertainties as income tax expense.

The Company assesses whether a valuation allowance should be recorded against its deferred tax assets based on the consideration of all available evidence, using a “more likely than not” realization standard. The four sources of taxable income that must be considered in determining whether deferred tax assets will be realized are: (1) future reversals of existing taxable temporary differences (i.e., offset of gross deferred tax liabilities against gross deferred tax assets); (2) taxable income in prior carryback years, if carryback is permitted under the applicable tax law; (3) tax planning strategies, and (4) future taxable income exclusive of reversing temporary differences and carryforwards.

In assessing whether a valuation allowance is required, significant weight is to be given to evidence that can be objectively verified. A significant factor in the Company’s assessment is that the Company has been in a five-year historical cumulative loss as of the end of fiscal year 2016.  These facts, combined with uncertain near-term market and economic conditions, reduced the Company’s ability to rely on projections of future taxable income in assessing the realizability of its deferred tax assets.

After a review of the four sources of taxable income as of December 31, 2016 (as described above), and after consideration of the Company’s continuing cumulative loss position as of December 31, 2016, the Company will continue to reserve its U.S.-based deferred tax amounts, which totaled $76.3 million, as of December 31, 2016.

The Company is subject to U.S. federal income tax, as well as income tax of multiple state jurisdictions. Federal income tax returns of the Company are subject to IRS examination for the 2012 - 2015 tax years. State income tax returns are subject to examination for a period of three to four years after filing.  The outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income tax in the period such resolution occurs.  We may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to our financial results. It is the Company’s policy to classify any interest and/or penalties in the financial statements as a component of income tax expense.

Business Combinations

The Company applies the provisions of FASB ASC Topic No. 805, Business Combinations, in the accounting for its acquisitions, which requires recognition of the assets acquired and the liabilities assumed at their acquisition date fair values, separately from goodwill. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, its estimates are inherently uncertain and subject to refinement. As a result, during the measurement period that exists up to twelve months from the acquisition date, the Company may record adjustments to the tangible and specifically identifiable intangible assets acquired and liabilities assumed with a corresponding adjustment to goodwill in the reporting period in which the adjusted amounts are determined. Upon the conclusion of the measurement period or final determination of the values of assets acquired and liabilities assumed, whichever comes first, the impact of any subsequent adjustments is included in the consolidated statements of operations.

Costs to exit or restructure certain activities of an acquired company or the Company’s internal operations are accounted for as a one-time termination and exit cost pursuant to FASB ASC Topic No. 420, Exit or Disposal Cost Obligations, and are accounted for separately from the business combination. A liability for costs associated with an exit or disposal activity is recognized and measured at its fair value in the Company’s consolidated statement of operations in the period in which the liability is incurred.

Uncertain income tax positions and tax-related valuation allowances that are acquired in connection with a business combination are initially estimated as of the acquisition date. The Company reevaluates these items quarterly based upon facts and circumstances that existed as of the acquisition date, with any adjustments to the preliminary estimates

Exhibit 99.2

being recorded to goodwill if such adjustments occur within the 12-month measurement period. Subsequent to the end of the measurement period or the Company’s final determination of the value of the tax allowance or contingency, whichever comes first, changes to these uncertain tax positions and tax-related valuation allowances will affect the provision for income taxes in the consolidated statement of operations, and could have a material impact on results of operations and financial position.

Stock-Based Compensation

The Company accounts for all stock-based payment awards made to employees and directors based on their fair values and recognized as compensation expense over the vesting period using the straight-line method over the requisite service period for each award as required by FASB ASC Topic No. 718, Compensation-Stock Compensation.

Recently Adopted Accounting Pronouncements

In September 2015, FASB issued Accounting Standard Update (“ASU”) No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments as part of the Board’s Simplification Initiative.  This Update requires:

•	An acquirer to recognize adjustments to provisional amounts identified during the measurement period in the reporting period in which the adjustment amounts are determined.
•

An acquirer to record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects resulting from the change to the provisional amounts. This effect is required to be calculated as if the accounting had been completed at the acquisition date.

•

An entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date.

The guidance was effective for financial statements issued for annual periods beginning after December 15, 2015, including interim periods within those fiscal years.  The Company has adopted this standard and it did not have a material impact on the Company’s consolidated financial statements.

In April 2015, FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Topic 835-30): This Update requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The Company has adopted this standard during fiscal year  2016 and it did not have a material impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40).  The Update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued.  The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company has adopted this standard and it had no impact on the Company’s consolidated financial statements other than additional required disclosure.

Recently Issued Accounting Standards not yet Adopted

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to reduce the existing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. Amendments in this Update are effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted for any entity in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that

Exhibit 99.2

elects early adoption must adopt all of the amendments in the same period.  The Company will be evaluating the impact of this guidance on our consolidated financial statements.

In March 2016, the FASB issued final guidance in ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which will change certain aspects of accounting for share-based payments to employees.  The new guidance will require all income tax effects of awards to be recognized in the income statement when the awards vest or are settled.  It will also allow an employer to repurchase more of an employee’s shares than it currently can for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur.  The guidance is effective for financial statements issued for annual periods beginning after December 15, 2016.  Early adoption is permitted for all companies in any interim or annual period, and must be adopted on a modified prospective approach.  Due to the Company applying a full valuation allowance against its deferred tax assets, the nature of the change on the balance sheet will not be material.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing all lease transactions (with terms in excess of 12 months) on the balance sheet as a lease liability and a right-of-use asset (as defined). The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with earlier application permitted.  Upon adoption, the lessee will apply the new standard retrospectively to all periods presented or retrospectively using a cumulative effect adjustment in the year of adoption.  The Company will be evaluating the impact of this guidance on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Topic 825-10). The Amendments to this Update require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee).  The amendments in this Update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this Update requires disclosure of the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application by public business entities to financial statements of fiscal years or interim periods that have not yet been issued or, by all other entities, that have not yet been made available for issuance of the following amendments in this Update are permitted as of the beginning of the fiscal year of adoption - an entity should present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk if the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The Company will be evaluating the impact of this guidance on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).  The amendments to this Update supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of this Topic is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. This Topic defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In July 2015, the FASB deferred the effective date for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). Early adoption is permitted to the original effective date of December 15, 2016 (including interim reporting periods within those periods). The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company will be evaluating the impact of this guidance on our consolidated financial statements.